Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2022 Results

Third Quarter Key Metrics
•Total revenue was flat at $2.7 billion, including organic revenue growth of 5%
•Operating margin increased 5,150 basis points to 21.9%, and operating margin, adjusted for certain items, increased 100 basis points to 23.1%
•EPS increased 148% to $1.92, and EPS, adjusted for certain items, increased 16% to $2.02
•For the first nine months of 2022, cash flows from operations increased 74% to $2,177 million, and free cash flow increased 79% to $2,051 million

Third Quarter Highlights
•Repurchased 4.2 million class A ordinary shares for approximately $1.2 billion
•Established the Strategy and Technology Group within Reinsurance, which combines strategic advice with data-driven consulting, analytics, and modeling tools to help clients deploy capital efficiently and effectively
•Within Wealth Solutions, achieved $1 billion in U.S. plan assets and commitments for Aon's pooled employer plan (PEP), and reached a new pension risk transfer milestone, advising on transactions totaling over $200 billion of premium since 2010
•Appointed James Platt as Chief Digital Officer and Mindy Simon as Chief Operating Officer, accelerating the digital delivery of our capabilities and furthering our growth enablement from Aon Business Services

DUBLIN - October 28, 2022 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2022.

Net income (loss) attributable to Aon shareholders increased to $408 million, or $1.92 per share on a diluted basis, compared to $(900) million, or $(3.99) per share, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 16% to $2.02 on a diluted basis, including an unfavorable impact of $0.05 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $1.74 in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

“In the third quarter, our team continued to deliver strong top and bottom-line results, highlighted by 5% organic revenue growth and 16% adjusted EPS growth, and contributing to strong year-to-date progress on our key financial metrics, including 7% organic revenue growth year-to-date, adjusted operating margin expansion of 80 basis points, and strong free cash flow growth,” said Greg Case, Chief Executive Officer. “These results demonstrate the importance of our Aon United strategy in helping clients navigate growing volatility and make better decisions that protect and grow their business.”

THIRD QUARTER 2022 FINANCIAL SUMMARY

Total revenue in the third quarter was flat at $2.7 billion compared to the prior year period reflecting 5% organic revenue growth and a 1% favorable impact from fiduciary investment income, offset by a 5% unfavorable impact from foreign currency translation and a 1% unfavorable impact from acquisitions, divestitures, and other.

Total operating expenses in the third quarter decreased 40% to $2.1 billion compared to the prior year period due primarily to the $1.0 billion payment made in connection with the termination of the proposed combination with Willis Towers Watson (the “Termination Fee”) and certain transaction costs incurred related to the termination in the prior year period (together, the “transaction costs”) and a $138 million favorable impact from foreign currency translation, partially offset by an increase in expense associated with 5% organic revenue growth and investments in long-term growth.

Foreign currency translation in the third quarter had a $9 million, or $0.04 per share, favorable impact on net income and a $10 million, or $0.05 per share, unfavorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.11 per share, or an approximately $33 million decrease in operating income, in the fourth quarter of 2022.

Effective tax rate in the third quarter was 18.0%, compared to (2.6)% in the prior year period. The primary driver of the change was the impact of the $1 billion Termination Fee payment in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the third quarter of 2022 decreased to 19.1% compared to 23.9% in the prior year period. The primary drivers of the change in the adjusted tax rate were the geographical distribution of income and a net favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 212.6 million in the third quarter compared to 225.4 million in the prior year period. The Company repurchased 4.2 million Class A Ordinary Shares for approximately $1.2 billion in the third quarter. As of September 30, 2022, the Company had approximately $6.7 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2022 CASH FLOW SUMMARY
Cash flows provided by operations for the first nine months of 2022 increased $926 million, or 74%, to $2,177 million compared to the prior year period, primarily due to the transaction costs in the prior year period, and strong operating income growth, partially offset by higher receivables and incentive compensation payments following strong performance in 2021.

Free cash flow, defined as cash flows from operations less capital expenditures, increased 79%, to $2,051 million for the first nine months of 2022 compared to the prior year period, reflecting an increase in cash flows from operations, partially offset by a $24 million increase in capital expenditures.

THIRD QUARTER 2022 REVENUE REVIEW
The third quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended September 30,
(millions)	2022	2021	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,482	$1,505	(2)%	(5)%	1%	(3)%	5%
Reinsurance Solutions	396	353	12	(4)	3	6	7
Health Solutions	494	497	(1)	(4)	—	(2)	5
Wealth Solutions	326	351	(7)	(6)	—	(3)	2
Eliminations	(2)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,696	$2,702	—%	(5)%	1%	(1)%	5%

Total revenue was flat at $2,696 million compared to the prior year period, with organic revenue growth of 5%, driven by ongoing strong retention and net new business generation.

Commercial Risk Solutions organic revenue growth of 5% reflects strong growth across most major geographies driven by strong retention, new business generation, and management of the renewal book portfolio. Strength in retail brokerage was highlighted by double-digit growth in the UK, Asia, and Latin America, driven by continued strength in core P&C. U.S. retail brokerage was pressured primarily by transaction solutions, which declined primarily due to lower external deal volume. On average globally, exposures and pricing were modestly positive, resulting in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 7% reflects strong growth in treaty, driven by strong retention and new business generation, as well as solid growth in both facultative placements and the Strategy and Technology Group. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year, while the second half of the year is largely driven by facultative placements and capital markets that are more transactional in nature.

Health Solutions organic revenue growth of 5% reflects double-digit growth in Human Capital, driven by data and advisory solutions. Results also reflect growth globally in core health and benefits brokerage, driven by strong retention and management of the renewal book portfolio, partially offset by a negative impact from the timing of certain revenues, as described in the second quarter and prior year period.

Wealth Solutions organic revenue growth of 2% reflects growth in Retirement, driven by higher utilization rates and project work related to pension de-risking and ongoing impacts of regulatory changes. In Investments, a decrease in AUM-based delegated investment management revenue was partially offset by growth in project-related work.

THIRD QUARTER 2022 EXPENSE REVIEW

	Three Months Ended September 30,
(millions)	2022	2021	$ Change	% Change
Expenses
Compensation and benefits	$1,532	$1,835	$(303)	(17)%
Information technology	133	130	3	2
Premises	71	98	(27)	(28)
Depreciation of fixed assets	37	56	(19)	(34)
Amortization and impairment of intangible assets	34	36	(2)	(6)
Other general expense	299	1,348	(1,049)	(78)
Total operating expenses	$2,106	$3,503	$(1,397)	(40)%

Compensation and benefits expense decreased $303 million, or 17%, compared to the prior year period due primarily to a $245 million decrease in transaction costs and a $106 million favorable impact from foreign currency translation, partially offset by an increase in expense associated with 5% organic revenue growth.

Information technology expense increased $3 million, or 2%, compared to the prior year period due primarily to an increase in expense associated with 5% organic revenue growth, partially offset by a $17 million decrease in transaction costs.

Premises expense decreased $27 million, or 28%, compared to the prior year period due primarily to a $22 million decrease in transaction costs and an $8 million favorable impact from foreign currency translation.

Depreciation of fixed assets decreased $19 million, or 34%, compared to the prior year period due primarily to a $16 million decrease in transaction costs.

Amortization and impairment of intangible assets decreased $2 million, or 6%, compared to the prior year period.

Other general expenses decreased $1,049 million, or 78%, compared to the prior year period due primarily to a decrease in transaction costs, partially offset by an increase in expense associated with 5% organic revenue growth, including an increase in travel and entertainment expense.

THIRD QUARTER 2022 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the third quarters of 2022 and 2021, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended September 30,
(millions)	2022	2021	% Change
Revenue	$2,696	$2,702	—%
Expenses	2,106	3,503	(40)%
Operating income (loss)	$590	$(801)	174%
Operating margin	21.9%	(29.6)%
Operating income - as adjusted	$624	$598	4%
Operating margin - as adjusted	23.1%	22.1%

Operating income (loss) increased $1.4 billion to $590 million and operating margin increased from (29.6)% to 21.9%, each compared to the prior year period. Operating income, adjusted for certain items increased $26 million to $624 million and operating margin, adjusted for certain items, increased 100 basis points to 23.1%, each compared to the prior year period. Operating income increased primarily due to the reduction in operating expenses, as described above, and the increase in operating income, as adjusted for certain items primarily reflects strong organic revenue growth, partially offset by increased expenses and investments in long-term growth.

Interest income increased $4 million to $7 million compared to the prior year period. Interest expense increased $23 million to $103 million compared to the prior year period, reflecting an increase in total debt. Other pension expense was $3 million, compared to $5 million of income in the prior year period. Other income was $19 million, compared to $5 million in the prior year period, primarily reflecting net gains due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, October 28, 2022 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries and sovereignties with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations and the uncertainty surrounding the COVID-19 pandemic. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, and references to future successes, are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential” “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including U.S. tax reform; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world, including the withdrawal of the U.K. from the European Union; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with Aon’s global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine; the effects of natural or man-made disasters, including the effects of the COVID-19 and other health pandemics and the impacts of climate change; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon is exposed to certain risks, including lawsuits, related to actions Aon may take in being responsible for making decisions on behalf of clients in Aon’s investment businesses or in other advisory services that Aon currently provides, or may provide in the future; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; and adverse effects on the market price of Aon’s securities and/or operating results.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period, particularly in light of macroeconomic conditions and the continuing effects of the COVID-19 pandemic. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2021 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted net income per share, and adjusted effective tax rate that exclude the effects of intangible asset amortization and impairment, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization and impairment, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Nadine Youssef
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except per share data)	2022	2021	% Change	2022	2021	% Change
Revenue
Total revenue	$2,696	$2,702	—%	$9,349	$9,113	3%
Expenses
Compensation and benefits	1,532	1,835	(17)%	4,938	5,182	(5)%
Information technology	133	130	2%	371	359	3%
Premises	71	98	(28)%	216	251	(14)%
Depreciation of fixed assets	37	56	(34)%	115	138	(17)%
Amortization and impairment of intangible assets	34	36	(6)%	87	112	(22)%
Other general expense	299	1,348	(78)%	965	1,955	(51)%
Total operating expenses	2,106	3,503	(40)%	6,692	7,997	(16)%
Operating income (loss)	590	(801)	174%	2,657	1,116	138%
Interest income	7	3	133%	15	9	67%
Interest expense	(103)	(80)	29%	(296)	(237)	25%
Other income (expense)	16	10	60%	71	7	914%
Income (loss) before income taxes	510	(868)	159%	2,447	895	173%
Income tax expense (1)	92	23	300%	467	460	2%
Net income (loss)	418	(891)	147%	1,980	435	355%
Less: Net income attributable to noncontrolling interests	10	9	11%	48	43	12%
Net income (loss) attributable to Aon shareholders	$408	$(900)	145%	$1,932	$392	393%

Basic net income (loss) per share attributable to Aon shareholders	$1.93	$(3.99)	148%	$9.06	$1.73	424%
Diluted net income (loss) per share attributable to Aon shareholders	$1.92	$(3.99)	148%	$9.00	$1.72	423%
Weighted average ordinary shares outstanding - basic	210.9	225.4	(6)%	213.2	226.5	(6)%
Weighted average ordinary shares outstanding - diluted (2)	212.6	225.4	(6)%	214.6	227.7	(6)%
(1)The effective tax rate was 18.0% and (2.6)% for the three months ended September 30, 2022 and 2021, respectively, and 19.1% and 51.4% for the nine months ended September 30, 2022 and 2021, respectively.
(2)For the three months ended September 30, 2021, the Weighted average ordinary shares outstanding excludes the dilutive effect of approximately 1.5 million of potentially issuable shares.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended September 30,
(millions)	2022	2021	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,482	$1,505	(2)%	(5)%	1%	(3)%	5%
Reinsurance Solutions	396	353	12	(4)	3	6	7
Health Solutions	494	497	(1)	(4)	—	(2)	5
Wealth Solutions	326	351	(7)	(6)	—	(3)	2
Elimination	(2)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,696	$2,702	—%	(5)%	1%	(1)%	5%

	Nine Months Ended September 30,
(millions)	2022	2021	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$4,893	$4,788	2%	(4)%	—%	(1)%	7%
Reinsurance Solutions	1,909	1,775	8	(3)	1	3	7
Health Solutions	1,546	1,503	3	(3)	—	(2)	8
Wealth Solutions	1,014	1,062	(5)	(4)	—	(3)	2
Elimination	(13)	(15)	N/A	N/A	N/A	N/A	N/A
Total revenue	$9,349	$9,113	3%	(4)%	—%	—%	7%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended September 30, 2022 and 2021 was $26 million and $2 million, respectively. Fiduciary investment income for the nine months ended September 30, 2022 and 2021 was $35 million and $6 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2022	2021	% Change
Cash Provided by Operating Activities	$2,177	$1,251	74%
Capital Expenditures	(126)	(102)	24%
Free Cash Flows (1)	$2,051	$1,149	79%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2022	2021	% Change	2022	2021	% Change
Revenue	$2,696	$2,702	—%	$9,349	$9,113	3%

Operating income (loss)	$590	$(801)	174%	$2,657	$1,116	138%
Amortization and impairment of intangible assets	34	36		87	112
Transaction costs and other charges related to the combination and resulting termination (2)	—	1,363		—	1,436
Legal settlements (3)	—	—		58	—
Operating income - as adjusted	$624	$598	4%	$2,802	$2,664	5%
Operating margin	21.9%	(29.6)%		28.4%	12.2%
Operating margin - as adjusted	23.1%	22.1%		30.0%	29.2%

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2022	2021	% Change	2022	2021	% Change
Operating income - as adjusted	$624	$598	4%	$2,802	$2,664	5%
Interest income	7	3	133%	15	9	67%
Interest expense	(103)	(80)	29%	(296)	(237)	25%
Other income (expense):
Other income (expense) - pensions	(3)	5	(160)%	(9)	19	(147)%
Other income (expense) - other	19	5	280%	80	(12)	767%
Total Other income (expense) - as adjusted	16	10	60%	71	7	914%
Income before income taxes - as adjusted	544	531	2%	2,592	2,443	6%
Income tax expense (4)	104	127	(18)%	504	507	(1)%
Net income - as adjusted	440	404	9%	2,088	1,936	8%
Less: Net income attributable to noncontrolling interests	10	9	11%	48	43	12%
Net income attributable to Aon shareholders - as adjusted	$430	$395	9%	$2,040	$1,893	8%
Diluted net income per share attributable to Aon shareholders - as adjusted	$2.02	$1.74	16%	$9.51	$8.31	14%
Weighted average ordinary shares outstanding - diluted (5)	212.6	226.9	(6)%	214.6	227.7	(6)%
Effective Tax Rates (4)
U.S. GAAP	18.0%	(2.6)%		19.1%	51.4%
Non-GAAP	19.1%	23.9%		19.4%	20.8%
(1)Certain noteworthy items impacting operating income in the three and nine months ended September 30, 2022 and 2021 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)As part of the proposed combination with Willis Towers Watson, which was subsequently terminated in the third quarter of 2021, certain transaction costs were incurred by the Company through the third quarter of 2021. These costs included advisory, legal, accounting, valuation, and other professional or consulting fees related to the combination, including planned divestitures, some of which were terminated, as well as certain compensation expenses and expenses related to further steps on our Aon United operating model as a result of the termination. Additionally, this includes the $1 billion Termination Fee paid in connection with the termination of the combination.
(3)In connection with certain legal settlements reached, a $58 million charge was recognized in the second quarter of 2022.
(4)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with certain transaction costs and other charges related to the combination and resulting termination, as well as certain legal and pension settlements, which are adjusted at the related jurisdictional rate. In addition, income tax expense for the nine months ended September 30, 2021 was adjusted to exclude the impact of remeasuring the net deferred tax liabilities in the U.K. as a result of the corporate income tax rate increase enacted in the second quarter of 2021.
(5)For the three months ended September 30, 2021, the Weighted average ordinary shares outstanding - diluted includes the dilutive effect of approximately 1.5 million of potentially issuable shares, which have been excluded from the U.S. GAAP Weighted average ordinary shares outstanding.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$692	$544
Short-term investments	251	292
Receivables, net	2,971	3,094
Fiduciary assets (1)	14,699	14,386
Other current assets	563	716
Total current assets	19,176	19,032
Goodwill	7,979	8,434
Intangible assets, net	456	492
Fixed assets, net	510	529
Operating lease right-of-use assets	668	786
Deferred tax assets	819	766
Prepaid pension	1,140	1,366
Other non-current assets	475	512
Total assets	$31,223	$31,917

Liabilities and equity (deficit)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,798	$2,192
Short-term debt and current portion of long-term debt	711	1,164
Fiduciary liabilities	14,699	14,386
Other current liabilities	1,480	1,331
Total current liabilities	18,688	19,073
Long-term debt	10,116	8,228
Non-current operating lease liabilities	667	772
Deferred tax liabilities	332	401
Pension, other postretirement, and postemployment liabilities	1,237	1,375
Other non-current liabilities	853	910
Total liabilities	31,893	30,759

Equity (deficit)
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,772	6,624
Accumulated deficit	(2,638)	(1,694)
Accumulated other comprehensive loss	(4,919)	(3,871)
Total Aon shareholders' equity (deficit)	(783)	1,061
Noncontrolling interests	113	97
Total equity (deficit)	(670)	1,158
Total liabilities and equity (deficit)	$31,223	$31,917
(1)Includes cash and short-term investments of $6,503 million and $6,101 million for the periods ended September 30, 2022 and December 31, 2021, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2022	2021
Cash flows from operating activities
Net income	$1,980	435
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(53)	(2)
Depreciation of fixed assets	115	138
Amortization and impairment of intangible assets	87	112
Share-based compensation expense	304	346
Deferred income taxes	(87)	83
Change in assets and liabilities:
Receivables, net	(146)	(79)
Accounts payable and accrued liabilities	(255)	22
Current income taxes	136	47
Pension, other postretirement and postemployment liabilities	(44)	(101)
Other assets and liabilities	140	250
Cash provided by operating activities	2,177	1,251
Cash flows from investing activities
Proceeds from investments	71	51
Payments for investments	(95)	(68)
Net sales (purchases) of short-term investments - non fiduciary	15	(2)
Acquisition of businesses, net of cash and funds held on behalf of clients	(154)	(3)
Sale of businesses, net of cash and funds held on behalf of clients	80	8
Capital expenditures	(126)	(102)
Cash used for investing activities	(209)	(116)
Cash flows from financing activities
Share repurchase	(2,528)	(1,543)
Issuance of shares for employee benefit plans	(156)	(122)
Commercial paper issuances, net of repayments	(425)	151
Issuance of debt	1,967	999
Repayment of debt	—	(413)
Increase in fiduciary liabilities, net of fiduciary receivables	1,200	786
Cash dividends to shareholders	(347)	(335)
Noncontrolling interests and other financing activities	(50)	(117)
Cash used for financing activities	(339)	(594)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(1,079)	(93)
Net increase in cash and cash equivalents and funds held on behalf of clients	550	448
Cash, cash equivalents and funds held on behalf of clients at beginning of period	6,645	6,573
Cash, cash equivalents and funds held on behalf of clients at end of period	$7,195	$7,021
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$692	$609
Funds held on behalf of clients	6,503	6,412
Total cash and cash equivalents and funds held on behalf of clients	$7,195	$7,021